Exhibit 99.1

Cerus Corporation Announces Record Fourth Quarter and Full Year 2019 Financial Results

CONCORD, CA, February 20, 2020 - Cerus Corporation (Nasdaq: CERS) today announced complete financial results for the fourth quarter and year ended December 31, 2019.

Recent developments and highlights include:

•	Total fourth quarter revenue of $26.5 million.

•	Record fourth quarter product revenue of $20.9 million, a 27% increase compared to the prior year quarter.

•	Government contract revenue of $5.6 million.

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Continued increase in worldwide demand for INTERCEPT kits during the fourth quarter with the calculated number of treatable platelet doses up 23% during the quarter compared to the same period in 2018.

•	Provided 2020 annual product revenue guidance of $89 million to $93 million, representing an approximately 20% to 25% increase over 2019 reported product revenue.

•	Strengthened balance sheet with an upsized public offering of common stock in January 2020 raising gross proceeds of $63.3 million.

•	Received CE mark approval for pathogen-reduced 5-day thawed plasma.

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Entered collaboration with the National Trauma Institute to supply INTERCEPT plasma for the PROpOLIs clinical study, a U.S. Department of Defense funded clinical trial evaluating use of INTERCEPT plasma in traumatic burn resuscitation in 94 patients at 5 U.S. sites.

“We exited 2019 on a high note with record quarterly product revenue and anticipate the momentum that we experienced this past year will continue into 2020,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “We are looking forward to another successful year, as we expect many U.S. blood centers and hospitals to opt for INTERCEPT platelets as a strategy to comply with the final FDA guidance document on platelet safety. These institutions are on the clock and have just 13 more months to become compliant with the FDA Guidance.”

The FDA guidance document on bacterial risk control strategies for platelets calls for all blood centers and hospitals to be compliant with new safety requirements by March 31, 2021.

“In addition to our commercial objectives goals for the year, we are looking forward to important regulatory milestones throughout 2020, led by our expected PMA-supplement submission for pathogen-reduced cryoprecipitate in the first half of the year,” continued Greenman.

Revenue

Product revenue during the fourth quarter of 2019 was $20.9 million, compared to $16.5 million during the same period in 2018. Product revenue growth in the quarter benefited from strong continued demand for INTERCEPT platelet kits in the U.S. and platelet and plasma kit demand in EMEA, which were partially offset by the conversion to the double dose platelet kits in France and a 2% negative impact of foreign currency exchange rates. For the full year, product revenue totaled $74.6 million, an increase of 23% compared to the same period in 2018.

As a result of increased INTERCEPT red blood cell clinical and development activities, government contract revenue from the Company’s Biomedical Advanced Research and Development Authority (BARDA) agreement was $5.6 million during the fourth quarter of 2019, compared to $3.7 million during the same period in 2018. Full year 2019 government contract revenue totaled $19.1 million compared to $15.1 million in the same period the year prior. The total potential value of the current BARDA agreement is $201 million, with $44 million cumulatively recognized as government contract revenue to date.

BARDA is part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services. The development of the INTERCEPT red blood cell program has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201600009C.

Gross Margins

Gross margins on product revenue during the fourth quarter of 2019 were 56%, compared to 49% for the fourth quarter of 2018. The increase in gross margin was tied to economies of scale realized for our cost of goods sold, favorable platelet product mix, namely the French conversion to double dose platelet kits and additional manufacturing efficiencies. Gross margins on product revenue for the full year 2019 were 55% compared to 48% reported in the same period the year prior.

Operating Expenses

Total operating expenses for the fourth quarter of 2019 were $33.6 million compared to $27.3 million for the same period the prior year. Full year 2019 operating expenses totaled $126.6 million compared to $99.4 million for the full-year 2018.

Selling, general, and administrative (SG&A) expenses for the fourth quarter of 2019 totaled $17.2 million, compared to $14.8 million for the fourth quarter of 2018. The year-over-year increase in SG&A expenses was tied to increased non-cash stock compensation, higher investments in our supply chain capabilities and focused investments on preparatory activities for our anticipated pathogen-reduced cryoprecipitate launch. Full-year 2019 SG&A expenses totaled $66.2 million compared to $56.8 million for the full-year 2018.

Research and development (R&D) expenses for the fourth quarter of 2019 were $16.4 million, compared to $12.4 million for the fourth quarter of 2018. The year-over-year increase in R&D expenses was due in part to product enhancements and initiatives for expanded label claims, development activities to support our planned PMA supplement for pathogen-reduced cryoprecipitate, as well as activities related to the development of our INTERCEPT red blood cell system. Full-year 2019 R&D expenses totaled $60.4 million compared to $42.6 million for the full-year 2018.

Net Loss

Net loss for the fourth quarter of 2019 was $16.9 million, or $0.12 per diluted share, compared to a net loss of $16.2 million, or $0.12 per diluted share, for the fourth quarter of 2018. Full-year 2019 net loss was $71.2 million or $0.51 per diluted share compared to $57.6 million, or $0.44 per diluted share for the same period in 2018.

Cash, Cash Equivalents and Investments

At December 31, 2019, the Company had cash, cash equivalents and short-term investments of $85.7 million, compared to $117.6 million at December 31, 2018.

At December 31, 2019, the Company had approximately $39.4 million in outstanding term loan debt and $5.0 million of borrowings under its revolving loan credit agreement, compared to $29.9 million in outstanding term loan debt at December 31, 2018.

In January 2020, the Company completed an underwritten public offering of its common stock for gross proceeds of $63.3 million, before deducting offering expenses payable by the Company.

2020 Product Revenue Guidance

The Company expects 2020 product revenue to be in the range of $89 million to $93 million. The guidance range represents approximately 20% to 25% growth compared to 2019 reported product revenue.

QUARTERLY CONFERENCE CALL

The Company will host a conference call at 4:30 P.M. ET this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing (866) 235-9006 (U.S.) or (631) 291-4549 (international).

A replay will be available on the Company’s website, or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and entering conference ID number 9268122. The replay will be available approximately three hours after the call through March 5, 2020.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Based in Concord, California, our employees are dedicated to deploying and supplying vital technologies and pathogen-protected blood components for blood centers, hospitals and ultimately patients who rely on safe blood. With the INTERCEPT Blood System, we are focused on protecting patients by delivering the full complement of reliable products and expertise for transfusion medicine. Cerus develops and markets the INTERCEPT Blood System, and remains the only company in the blood transfusion space to earn both CE Mark and FDA approval for pathogen reduction of both platelet and plasma components. Cerus currently markets and sells the INTERCEPT Blood System in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. For more information about Cerus, visit www.cerus.com.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to Cerus’ 2020 annual product revenue guidance; Cerus’ expectation that the momentum Cerus experienced in 2019 will continue into 2020; Cerus’ expectation that many U.S. blood centers and hospitals will opt for INTERCEPT platelets as a strategy to comply with the final FDA guidance document on platelet safety; Cerus’ planned submission to the FDA of a premarket approval application (PMA) supplement for pathogen-reduced cryoprecipitate and the anticipated timing thereof; the anticipated launch of pathogen-reduced cryoprecipitate; the total potential value of Cerus’ agreement with BARDA; and other statements that are not historical facts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its 2020 annual product revenue guidance, (b) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (c) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, and/or (d) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline product candidates, or otherwise; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, including for pathogen-reduced cryoprecipitate, which will require additional regulatory approvals, (c) that Cerus may be unable to submit its planned PMA supplement to the FDA for pathogen-reduced cryoprecipitate in a timely manner or at all, and even if submitted, such planned PMA supplement may not be accepted or approved in a timely manner or at all, (d) that applicable regulatory authorities may disagree with Cerus‘ interpretations of the data from its clinical studies and/or may otherwise determine not to approve Cerus’ regulatory submissions, including Cerus’ planned PMA supplement submission for pathogen-reduced cryoprecipitate, in a timely manner or at all, and (e) even if Cerus’ regulatory submissions are approved, Cerus may not receive label claims for all requested indications or for indications with the highest unmet need or market acceptance; risks associated with Cerus’ lack of experience in marketing products directly to hospitals and expertise complying with regulations governing finished biologics; risks associated with the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies which may adversely affect the availability of funding under Cerus’ BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, such that the anticipated activities that Cerus expects to conduct with the funds available from BARDA may be delayed or halted and that Cerus may not otherwise realize the total potential value under its agreement with BARDA; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements, and Cerus’ ability to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture pathogen-reduced cryoprecipitate; risks associated with Cerus’ ability to meet its debt service obligations and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on October 30, 2019. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Product revenue	$20,917	$16,525	$74,649	$60,908
Cost of product revenue	9,293	8,442	33,419	31,634

Gross profit on product revenue	11,624	8,083	41,230	29,274

Government contract revenue	5,571	3,713	19,125	15,143

Operating expenses:
Research and development	16,438	12,421	60,376	42,564
Selling, general and administrative	17,164	14,833	66,205	56,841

Total operating expenses	33,602	27,254	126,581	99,405

Loss from operations	(16,407)	(15,458)	(66,226)	(54,988)
Non-operating expense, net	(434)	(687)	(4,755)	(2,347)

Loss before income taxes	(16,841)	(16,145)	(70,981)	(57,335)
Provision for income taxes	82	60	263	229

Net loss	$(16,923)	$(16,205)	$(71,244)	$(57,564)

Net loss per share:
Basic and diluted	$(0.12)	$(0.12)	$(0.51)	$(0.44)

Weighted average shares outstanding used for calculating net loss per share:
Basic and diluted	142,952	136,006	139,831	131,663

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$34,986	$28,859
Short-term investments	50,732	88,718
Accounts receivable	16,882	8,752
Inventories	19,490	13,539
Prepaid and other current assets	6,018	7,034

Total current assets	128,108	146,902

Non-current assets:
Property and equipment, net	14,898	8,130
Goodwill and intangible assets, net	1,448	1,650
Operating lease right-of-use assets	14,122	—
Restricted cash and other assets	6,959	6,778

Total assets	$165,535	$163,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$43,136	$38,395
Manufacturing and development obligations	—	5,928
Debt – current	5,017	7,857
Operating lease liabilities – current	1,613	—
Deferred product revenue – current	570	498

Total current liabilities	50,336	52,678
Non-current liabilities:
Debt – non-current	39,414	22,013
Operating lease liabilities – non-current	18,406	—
Other non-current liabilities	327	4,250

Total liabilities	108,483	78,941

Stockholders’ equity	57,052	84,519

Total liabilities and stockholders’ equity	$165,535	$163,460